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                                                                   EXHIBIT 3.2
                              AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                       OF

                               NOTIFY CORPORATION


     Paul F. DePond and Gerald W. Rice certify that:

     1. They are the President and Secretary, respectively, of Notify Corporation, a California corporation.

     2. The Articles of Incorporation of the Corporation are amended and restated in full to read as follows:

                                      I

     The name of the Corporation is Notify Corporation.

                                     II

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III

     The total number of shares of stock the corporation shall have authority to issue is Twenty Million (20,000,000), which shall be divided into two classes as follows: (a) Fifteen Million (15,000,000) shares of Common Stock, $0.001 par value per share (hereinafter "Common Stock"), and (b) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (hereinafter "Preferred Stock").

     The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of

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undesignated Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                     IV

     This Article IV shall become effective only upon that date when the Corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code, which provisions refer to a corporation whose shares are traded on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market.

     There shall be no right with respect to shares of stock of the corporation to cumulate votes in the election of directors.

                                      V

     Pursuant to Section 603(a) of the California Corporations Code, the right of shareholders of the Corporation to act by written consent is hereby eliminated.

                                     VI

     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is also authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to the Corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such matters as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

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     4.  The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of each class entitled to vote with respect to the foregoing amendment was 4,636,881 shares of Common Stock, 1,000,000 shares of Series A Preferred Stock, and 3,500,000 shares of Series B Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was (i) a majority of the outstanding shares of Common Stock, (ii) a majority of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class and (iii) a majority of all outstanding stock voting together as a single class.

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     We further declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

     Executed at San Jose, California, this 20th day of January, 1997.



                                                ------------------------------
                                                Paul F. DePond
                                                President


                                                ------------------------------
                                                Gerald W. Rice
                                                Secretary

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